VOLUNTARY RESIGNATION AND GENERAL RELEASE AGREEMENT

This Voluntary Resignation and General Release Agreement (the “Agreement”) is made and entered into between Paul D. Gilbert (“Mr. Gilbert”) and HSCGP, LLC, a Delaware limited liability company  (the “Company”).  The Company, and its affiliates including, without limitation all of their or its predecessors, successors, purchasers, subsidiaries, assigns, affiliates, or parents and, for avoidance of doubt, officers, agents, directors, or employees of any of them or any successors, purchasers, or predecessors of any of them are collectively referred to herein as the “Released Parties”).

WHEREAS, Mr. Gilbert has been employed at-will by the Company as its Executive Vice President and Chief Legal Officer;

WHEREAS, during Mr. Gilbert’s employment, he and the Company have been (and continue to be) parties to several agreements including, without limitation, agreements related to stock ownership, options, grants and other incentive pay plans;

WHEREAS, Mr. Gilbert voluntarily resigned from his position as General Counsel and Executive Officer on February 14, 2017, but shall remain employed until March 31, 2017 (the “Resignation Date”) pursuant to the terms hereof, and the Company has accepted his resignation;

WHEREAS, the parties desire to memorialize the economic and other terms and conditions relevant to the end of their employment relationship, including the benefits to which Mr. Gilbert (or, if deceased, his estate) will be entitled,  and his execution of a general release of all claims;

NOW THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, Mr. Gilbert and the Company agree as follows:

1.Purpose.  The parties will cooperate in the coordinated transition of Mr. Gilbert’s former job duties and responsibilities and his continued assistance with certain legal matters, and Mr. Gilbert will provide his cooperation thereafter as requested or assigned by the Chief Executive Officer or Chief Administrative Officer, respectively, of the Company.

2.Status of Employment and Duties and Responsibilities.

(a)Subject to the terms and conditions of this Agreement, Mr. Gilbert shall be paid his salary and shall remain eligible for the benefits available to similarly situated employees of the Company at the same pay grade until the Resignation Date.  Mr. Gilbert understands and acknowledges that he must comply with the terms of this Agreement and the Company’s policies and procedures to be entitled to the consideration set forth herein and that this Agreement is not a contract or guarantee of employment for any specific length of time.

(b)Mr. Gilbert’s day-to-day duties and responsibilities as General Counsel and Executive Officer shall end as of February 14, 2017, but he shall be available to assist in the transition of his duties and responsibilities related thereto, and shall perform all of the duties and responsibilities assigned to him by the Company’s Chief Executive Officer or Chief Administrative Officer, respectively (alone or together, as appropriate, the “Authorized Person(s)”).

(c)In order to ensure an orderly and efficient transition of duties as a result of his resignation,  Mr. Gilbert may not, absent preapproval by one of the Authorized Persons, bind or otherwise obligate the Company or any of its affiliates, including but not limited to (i) providing legal advice to the Company or any of its affiliates; (ii) entering into any settlements or contracts, verbal or written; (iii) authorizing the payment of any expenses of the Company or any of its affiliates; or (iv) engage or provide direction to outside counsel, whether in a new or ongoing matter.

3.Post-Resignation Matters.

(a)Mr. Gilbert shall execute any document or documents necessary, if any, to effect his resignation from any position or positions he holds or may hold with the Company and/or any of its subsidiaries or affiliates,  and any document reasonably necessary to implement the terms and conditions of this Agreement, immediately upon request by the Company to do so.

(b)Mr. Gilbert recognizes that the Company is involved in and may become involved in litigation and other business matters unrelated to litigation from time to time.  Mr. Gilbert hereby agrees to provide assistance and truthful information to, and to cooperate with, any of the Released Parties in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal, equitable or business matters or proceedings which involve any of them or any of their employees, officers or directors, after the Resignation Date.  Mr. Gilbert acknowledges and understands that his obligations of cooperation under this Section are not limited in time and may include, but shall not be limited to, the need for or availability for truthful testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony, and consultation for other business matters unrelated to litigation.  Mr. Gilbert agrees that, after the Resignation Date, he will be available at the Company’s reasonable and reasonably convenient request for any meetings or conferences deemed necessary in preparation for the defense or prosecution of any such matters or proceedings and/or for business matters unrelated to litigation.  Other than the consideration identified in Section 5, Mr. Gilbert shall receive no additional compensation for time spent assisting the Company pursuant to this Section provided, however, that if he shall be required to travel in excess of fifty (50) miles from his residence at the time of the Company’s request for assistance and cooperation pursuant to this Section, the Company shall reimburse Mr. Gilbert for his reasonable travel, meal and lodging expenses.

4.Restrictive Covenants.  In consideration of the promises made in this Agreement by the Company, Mr. Gilbert agrees to the following:

(a)For the next twenty-four months after the Resignation Date (“the Restricted Period”), Mr. Gilbert agrees that he will not directly or indirectly solicit or personally hire or select in an employment or independent contractor relationship, the services or employment of any of the Company’s employees or independent contractors who derive more than twenty-five percent of their income from either the Company or its affiliates, customers or referral sources, or otherwise induce or attempt to induce any of the Company or its affiliates’ current employees or independent contractors or customers to sever their relationship with any of them.  This provision is not intended to preclude Mr. Gilbert and one or more current employee(s), customer(s) or referral source(s) of the Company or one of its affiliates from working or being associated in or with the same entity, or being in a non-work related relationship (including but not limited to any attorney-client relationship), provided that Mr. Gilbert respects the remaining provisions of this Section 4 and this Agreement.  Mr. Gilbert has carefully read and considered the provisions of this Section 4(a) and, having done so, agrees and acknowledges that the terms, conditions, agreements and restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Released Parties, and will not impose any hardship on Mr. Gilbert or affect his ability to earn a living.  Nothing in this Section 4(a) shall prohibit Mr. Gilbert from seeking medical services at any hospital owned or operated by or affiliated with the Company.

(b)Mr. Gilbert covenants and agrees that he will not use or disclose to any person or entity not employed by the Company (or, until receiving written authorization from an Authorized Person, any person representing the Company as outside legal counsel pursuant to a written engagement) any confidential, competitive or proprietary information on, about or regarding any of the Released Parties (collectively, “Confidential Information”).  Any such authorized use or disclosure shall be made solely to further, enhance or protect the legal, business or reputational interests of the Company or any of its affiliates. By way of illustration, but not limitation, such Confidential Information shall include, whether oral or written, and regardless of when or whether Mr. Gilbert now or hereafter learns of or obtains such information,  any fact or circumstance arising out of or relating in any way to (i) any potential or ongoing investigation, litigation, regulatory or legal concern, contract or business arrangement concerning the Company or its affiliates; (ii) the business affairs, strategic plans, patient or employee data, profitability information, formulae, compositions, processes, ideas, current and planned service delivery methods and processes, patient, provider or supplier lists, current and anticipated patient and provider requirements, price or cost lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, inventions, discoveries, concepts, ideas, designs, methods and information) concerning the Company or its affiliates; (iii) the terms or conditions of any contract or agreement, whether final or in draft form, including (unless in connection with any legal proceeding regarding this Agreement) this Agreement; (iv) the business and affairs (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training techniques and materials), however documented, of the Released Parties, that has been or may hereafter be provided or shown to Mr. Gilbert or which he has otherwise obtained, irrespective of the form of the communication, and all notes, analyses, compilations, studies, summaries, and other material prepared by his or at his direction or based, in whole or in part, on any information included in the foregoing; and (v) any information regarding or relating to any of the Company’s affiliates’ patients (except Mr. Gilbert or any of his relatives).  Mr. Gilbert further acknowledges that any unauthorized use of the Confidential Information by him, or any disclosure of the same to any third parties, would be wrongful and would cause irreparable injury to the Released Parties.  Provided, however, that the provisions of this Section 4(b) including, but not limited to, the definition of Confidential Information, shall not apply to any information that is (i) first ascertained from public or published information, (ii) becomes known to the public other than through a breach of this Agreement, or (iii) required to be disclosed by an Order issued by any court or governmental authority having competent jurisdiction.

If Mr. Gilbert is required to disclose any of the Confidential Information pursuant to this Section 4(b), he shall notify in writing each Authorized Person (using separately addressed and sent envelopes delivered to the Company’s main offices on a business day) by overnight courier such as UPS or FedEx , but in any event within 24 hours following receipt of such court order or subpoena, and simultaneously provide each Authorized Person with a copy of such court order or subpoena, all of which shall occur prior to such disclosure.  If such notice must occur on a day other than a business day, Mr. Gilbert shall hand deliver such notice to each Authorized Person (or arrange delivery through a reputable courier who shall obtain a receipt from each Authorized Person). Mr. Gilbert agrees to waive any objection to any request by any of the Released Parties that the document production or testimony be made in camera and under seal.  Mr. Gilbert shall, upon execution and delivery of this Agreement, specifically identify, to the extent known, the precise location of, and return and deliver to the Company unlimited possession or access to, all Confidential Information held by him or under his control including, without limitation, all notes, analyses, compilations, studies, summaries, and other material prepared by Mr. Gilbert or at his direction or based, in whole or in part, on any Confidential Information or other information learned about the Company, its affiliates or any Released Party during his employment with the Company.

(c)Other than positive statements, Mr. Gilbert covenants and agrees not to discuss with any other person or entity in any manner, or make statements about or relating to, any Released Party, or the business or business matters of or relating to any of them unless approved in each instance in advance in writing by any one of the Authorized Persons.

(d) Mr. Gilbert hereby forever settles, releases, compromises, reaches accord and satisfaction, waives, remises, discharges, and acquits the Released Parties from each and every claim which exists as of the date hereof, whether known or unknown, or which Mr. Gilbert at any time hereafter may have against any of them, relating to his employment or separation or cessation of his employment with the Company, any right or claim under federal or state law or any political subdivision thereof, including but not limited to Title VII of the Civil Rights Acts of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act; Family and Medical Leave Act; the Fair Labor Standards Act; the Dodd-Frank Act; the Federal False Claims Act; and, all other federal, state or local laws or regulations prohibiting employment discrimination or protecting employee rights, as well as claims for other tortious or unlawful conduct, but only up to the date of the execution of this Agreement. On behalf of and for himself, his estate and any other person he may bind or obligate, Mr. Gilbert does hereby expressly acknowledge and agree that, with respect to the claims that he hereby releases,  he, his estate and any other person that he may bind or obligate is absolutely prohibited from deriving any personal benefit, whether directly or indirectly, and whether such benefit is financial or otherwise.

This release does not release any claims, nor restrict or impinge upon any communication, which cannot be released or restricted as a matter of law, relating to the Company’s obligations, responsibilities or undertaking, under this Agreement or Mr. Gilbert’s prior employment, including any that could not be waived, restricted or released under Rule 21F-17 of the Securities and Exchange Commission’s Office of Compliance, Inspection and Examinations.    Mr. Gilbert expressly acknowledges that he has not been injured on the job and that he has no factual basis upon which to make any claim which he has released.

Notwithstanding any term, provision, or statement in this Agreement seemingly to the contrary, the Parties agree that the Indemnification Agreement dated August 28, 2008, by and between LifePoint Hospitals, Inc. (a predecessor of the Company) and Mr. Gilbert remains in effect, shall not be altered or amended by this Agreement, shall survive this Agreement and remain a binding obligation of the Company.

Mr. Gilbert fully understands and agrees that this Section 4(d) may be pled by the Released Parties as a complete defense to any claim or entitlement which may be hereafter asserted by him or on his behalf in any suit, claim, or grievance proceeding against the Released Parties, for or on account of any matters or things up to and including the present time of execution hereof.

Mr. Gilbert hereby represents and acknowledges that he has carefully read, considered and understands the provisions and effect of this Section 4(d), that he has had the opportunity and been advised to retain legal counsel of his own choice and, having done so, he knowingly and on an informed basis has voluntarily decided to agree to this Section 4(d) to, at least in part, induce the Company to execute and deliver this Agreement. Further, Mr. Gilbert acknowledges his understanding that the Released Parties are relying on the enforceability and effectiveness of this Section 4(d), and that the Company would not have executed and delivered this Agreement in the absence of this Section 4(d).

 (e)If Mr. Gilbert is found by a court of competent jurisdiction to have violated any of the restrictive covenants set forth in this Agreement, he acknowledges and agrees that he forfeits and will return immediately all payments made pursuant to this Agreement and shall forfeit any further payments due hereunder, in addition to all other rights and remedies to which the Company may be entitled as a result of his breach. If a Court of competent jurisdiction determines that Mr. Gilbert has violated any of the covenants contained in this Agreement, the parties agree and acknowledge that the period applicable to each obligation that has been violated will be extended automatically by a period of time equal in length to the period during which such violation(s) occurred. Notwithstanding his breach, and the repayment of monies received pursuant to this Agreement, Mr. Gilbert acknowledges and agrees that he shall remain subject to and bound by the restrictive covenants set forth in this Agreement.

(f)Except as might be prohibited by applicable law, Mr. Gilbert acknowledges and agrees that he has no right to retain any Confidential Information (in any format, whether electronically, photocopy or otherwise) or any other property of the Company, and hereby expressly agrees to return all Confidential Information and property, and not to retain any copies, to the Company as of the Resignation Date.

5.Benefits.  Upon Mr. Gilbert’s full compliance with the terms and conditions of this Agreement, Mr. Gilbert (or if deceased, his estate) will receive the following benefits to which, having voluntarily resigned, he is not otherwise entitled:

(a)Pay equal to twelve months of his base salary as of February 3, 2017, the Company’s most recent payroll, less appropriate withholdings and deductions (“the Separation Amount”). The Separation Amount shall be paid in twenty-six equal installments, the first of which shall be on the next regularly scheduled pay date after April 8, 2017,  provided he has signed the Agreement, and the remainder of which shall begin, and then continue, on successive pay dates until complete.  To the extent permitted under the Section 409A Rules, as defined in Section 6 below, the Company may prepay any portion of the Separation Amount at its option.

(b)Except to the extent provided otherwise herein, Mr. Gilbert shall not, from the Resignation Date forward, participate in the Company’s 401(k) plan, the LifePoint Health, Inc. Deferred Compensation Plan (managed by Wells Fargo), cafeteria plan, or any other benefit or stock grant, award or option plan sponsored by the Company.  Mr. Gilbert shall, however, be entitled to any funds accrued in such plans prior to the Resignation Date (less any outstanding principal loan balance, where applicable), to the extent and in accordance with the terms of the plans.  Further, as to any such stock grant, award or option plan, nothing in this Agreement shall alter or affect the rights (if any) that Mr. Gilbert may otherwise have, albeit as a former employee, as of Resignation Date by virtue of and in accordance with the terms of such grant, awards or plans.  Mr. Gilbert’s health and welfare plan participation will cease as of the final day of the month of the Resignation Date, except that he may elect to exercise his rights under COBRA to continue applicable medical and dental coverage for up to eighteen months in accordance with the applicable plan at his sole cost.  Should Mr. Gilbert timely exercise his rights under COBRA, the Company will pay him a lump sum of $6,780.00, which is equal to the Company’s portion of premiums for health and dental insurance for a six-month period.  Except as expressly stated in this Agreement,  Mr. Gilbert shall not be entitled to any other benefits or compensation from the Company at any time after the Resignation Date.

The Parties agree and acknowledge that Mr. Gilbert will be paid the 2016 Annual “At Risk Bonus,” if any is paid to Executive Vice Presidents of the Company, to be paid if awarded at its regularly scheduled time applicable for all eligible employees.  For the avoidance of doubt, the parties expressly acknowledge that, unless expressly set forth in this Agreement, Mr. Gilbert is not eligible for future equity grants, restricted option grants, or other compensation awards,  except that he shall be paid the 2017 Annual “At Risk Bonus,” if any is paid to Executive Vice Presidents of the Company,  to be paid if awarded at its regularly scheduled time applicable for all eligible employees but same shall for Mr. Gilbert not exceed in any circumstance the total amount of Two Hundred Fifty Thousand Dollars ($250,000.00).  Mr. Gilbert shall not receive any accrued but unused PTO or other sick or vacation time as of the Resignation Date.

Mr. Gilbert shall be entitled to retain his current office furniture, and the cost of moving same shall be set off against the Separation Amount.

(c)If Mr. Gilbert is found by a court of competent jurisdiction to have violated this Agreement, he shall forfeit and relinquish any and all rights to any unpaid payments, salary, benefits or bonuses, any and all restricted shares and stock options that remain unvested, and any payment otherwise due under this Agreement, without the need for any further action on the part of Mr. Gilbert or the Company.  The foregoing shall not alter the status of any such awards that are currently vested or that vest on or before the Resignation Date.

6.Tax Matters.    Notwithstanding any provision to the contrary in this Agreement or in any of the Equity Plans or other compensation arrangements (each, a “Plan”), any payment otherwise required to be made to Mr. Gilbert under any Plan on account of Mr. Gilbert’s “separation from service,” within the meaning of the Section 409A Rules (as defined below), (i) to the extent applicable provisions of the Section 409A Rules require a delay of such distributions by a six-month period, or later as applicable, after the date of such Mr. Gilbert’s separation from service with Company, no such payment or distribution shall be made prior to the date that is six months, or later as applicable, after the date of Mr. Gilbert’s separation from service with Company, and (ii) any such delayed payments or distributions shall be paid to Mr. Gilbert in a single lump sum within five business days after the end of the six-month delay, or later as applicable.  For purposes of this Section 6, the “Section 409A Rules” shall mean Section 409A of the Internal Revenue Code, the regulations issued thereunder, and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same.  To the extent of any compliance issues under the Section 409A Rules, this Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to Mr. Gilbert. Notwithstanding the foregoing, Mr. Gilbert shall be solely responsible, and Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under the Section 409A Rules in connection with payments or distributions made pursuant to this Agreement and will hold the Released Parties harmless in the event of any claim against any of them for payment of such taxes.  Said agreement to hold the Released Parties harmless shall include Mr. Gilbert’s agreement to indemnify the Released Parties for any and all loss, cost, damage, or expense, including, but without limitation, attorneys’ fees associated with defending against such claim for taxes.

7.Voluntary Agreement.  Mr. Gilbert has read carefully and understands all of the terms of this Agreement, has had the opportunity to consult with an attorney of his choosing before signing this Agreement and has signed this Agreement of his own free will and in exchange for the consideration to be given which is acknowledged to be adequate and satisfactory.  Mr. Gilbert declares that he is competent to execute this Agreement.

8.Compliance Program.  Mr. Gilbert represents that during the course of his employment with the Company, he read and signed as having read, a copy of the Integrity Guidelines and Code of Conduct, that he complied and will continue to comply with the provisions of the Integrity Guidelines and Code of Conduct, and that he did not and will not personally participate, and he has no knowledge, understanding or belief that any of the Released Parties have participated, in any conduct that he considers to violate the Integrity Guidelines, the Code of Conduct or any federal or state law or regulation, including those related to governmental reimbursement programs or the fraud and abuse statutes and regulations,  other than as disclosed by him in any publicly filed report. The Company is not now aware of any instance in which Mr. Gilbert failed to comply with the provisions of the Integrity Guidelines or Code of Conduct.

9.Review Period and Revocation.  Pursuant to the terms of the Older Workers Benefit Protection Act of 1990, Mr. Gilbert understands that he has twenty-one (21) days after receiving this Agreement in which to consider it.  Even after signing this Agreement,  Mr. Gilbert has seven (7) days to revoke it.  This Agreement shall not become effective or enforceable until the day following the expiration of the seven day revocation period.

10.No Charges or Claims.    Mr. Gilbert represents that he has not filed any complaints, claims or charges against any of the Released Parties with any local, state or federal agency or court related to his employment by any of Released Parties, and agrees not to pursue any relief from any of the Released Parties as to any claim that he has released, any right to which he hereby waives.

11.Remedies for Breach.  In the event of a breach or default by Mr. Gilbert of any of his obligations contained in this Agreement, the Company shall have the right to pursue (a) such legal remedies as may be available to it to recover from Mr. Gilbert any damages suffered by any of the Released Parties as a result of such breach or default, and/or (b) an appropriate action in equity, including an action for injunctive relief, as may be appropriate under the circumstances to protect itself or any of the Released Parties against such breach or default.  Mr. Gilbert agrees and acknowledges that the Company has the right to seek such relief; and that, with respect to Section 11(b), the Company may do so without the necessity of proof of actual damages.  Additionally, in the event Mr. Gilbert is found by a court of competent jurisdiction to have breached this Agreement, he agrees to repay immediately all sums paid to him and to forfeit any future payments to be paid to him, pursuant to this Agreement. If a Court of competent jurisdiction determines that Mr. Gilbert has violated any of the covenants contained in this Agreement, the parties agree and acknowledge that the period applicable to each obligation that has been violated will be extended automatically by a period of time equal in length to the period during which such violation(s) occurred.

12.Miscellaneous.

(a)  This Agreement takes the place of any prior agreement, understanding, representation or promise with respect to the employment and ending thereof (and the various restrictive covenants, agreements and releases of claims entered into in connection with the cessation of such employment) of Mr. Gilbert with any and all Released Parties.  The Agreement cannot be modified except in writing signed by both Mr. Gilbert and an authorized Company official.  If any provision of this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

 (b)This Agreement binds Mr. Gilbert’s heirs, administrators, representatives, executors, successors and assigns and will inure to the benefit of the Company and its subsidiaries and affiliates, and each of their respective directors, managers, employees, agents, successors and assigns.  This Agreement binds the Company’s predecessors, successors (whether by merger, purchase, consolidation, reorganization, recapitalization or otherwise), purchasers, subsidiaries and assigns, as well as the Company’s affiliates including, without limitation, all of their predecessors, successors, purchasers, subsidiaries, assigns, affiliates, and parents.

(c)This Agreement shall be construed as a whole according to its fair meaning.  It was negotiated by the parties and shall not be construed strictly for or against the Company or Mr. Gilbert.  Captions are intended solely for the convenience of reference and shall not be used in the interpretation of this Agreement.

(d)This Agreement shall be governed by the laws of the State of Tennessee. Any and all claims relating hereto may be brought only in the federal and/or state courts with jurisdiction over claims arising in Davidson County, Tennessee and the parties expressly agree to personal jurisdiction in those courts.

(e)If legal action is commenced to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover its attorney’s fees and expenses in addition to any other relief that may be granted.

(f)This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Further, the following signatures to this Agreement shall be legally valid, binding and enforceable, and shall also be, by the agreement of the Parties to this Agreement reflected in this sentence, admissible in the federal and/or state courts with jurisdiction over claims arising in Davidson County, Tennessee, regardless of whether this Agreement is executed and delivered manually and in person or whether this Agreement is executed and delivered manually and then delivered by electronic means (including, without limitation, by facsimile, scanned and then emailed via the internet or other via any other technology).

THE UNDERSIGNED FURTHER STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME OF HIS OWN FREE ACT AND DEED.

WHEREFORE, Mr. Gilbert and the Company voluntarily enter into this Agreement by affixing his and its respective signatures hereunto on the dates set forth below.

/s/ Paul D. Gilbert	February 14, 2017
Paul D. Gilbert	Date

HSCGP, LLC
By: /s/ John Bumpus	February 14, 2017
John Bumpus	Date
Executive Vice President, Chief Administrative Officer